Exhibit 99

May 8, 2008

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2008 EARNINGS

Wheeling, WV, May 8, 2008–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the first quarter of 2008 was reported at $636,341 or $.42 per share, compared to $415,396 or $.27 per share reported for the same period a year earlier. The increase in earnings during the first quarter of 2008 compared to 2007 was primarily attributed to increased net interest income and noninterest income combined with a decrease in noninterest expenses. As compared to the prior year, net interest income increased $71,398 or 3.5%, primarily due to increases in the interest and fees earned on loans and investment securities offset in part by an increase in interest paid on interest bearing liabilities. Noninterest income increased $183,828, or 66.5%, and was primarily attributed to the gains on sales of investment securities. Noninterest expenses decreased $101,968 or 5.5% during the first quarter of 2008 as compared to 2007 primarily due to decreases in salary and employee benefits expenses and other operating expenses, offset in part by increases in occupancy expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) March 31, 2008	December 31, 2007
AT PERIOD END
Total Assets	$258,696	$253,187
Total Deposits	207,850	203,127
Total Loans	120,954	121,739
Total Investment Securities	105,086	106,647
Shareholders’ Equity	28,190	27,215
Shareholders’ Equity Per Share of Common Stock	18.44	17.81

(Dollars in thousands, except share and per share data)	March 31, 2008	March 31, 2007
FOR THE THREE MONTHS ENDED
Net income	636	415
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.42	.27
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	1.01%	.66%
Return on Average Equity	9.50%	6.49%
Weighted average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”